Exhibit 4.2

TIENDAS MONTANA, C.A., company domiciled in Caracas and registered before the Second Mercantile Registry of the Judicial Circuit of the Federal District and Miranda State, on December nineteen (19) 1968, under number 42, Volume 80-A hereinafter THE FRANCHISER, represented in this act by                       and                      , Venezuelans, of legal age and bearers of identity cards numbers                       and                      , respectively, authorized for this act by the Board of Directors of their principal on its session of may twenty two (22), 2002, on one side and on the other                                                   , C.A., company domiciled in               and registered before the               Mercantile Registry of the Judicial Circuit of              , on               , under number     , Volume       , hereinafter THE FRANCHISEE, represented in this act by its               , Mr.                                   , Venezuelan, of legal age and bearer of identity card number                   ; WHEREAS:

1)     WHEREAS the franchise is a commercialization of goods and services system where an individual or legal entity named THE FRANCHISER, contractually or temporarily transfers to another named THE FRANCHISEE, the rights of use of a trademark and the knowledge, commercial procedure, marketing techniques, etc; as a compensation for the payment of a price, generally fixed, plus a participation in the results of the commercial operation, that allow the latter to operate a determined business in an uniform and standard fashion.

2)     WHEREAS TIENDAS MONTANA, C.A., has acquired the rights to use the name TIENDAS MONTANA from Corimon Pinturas, C.A., company domiciled in Caracas and registered before the Mercantile Registry of the Judicial Circuit of the Federal District and Miranda State, under No 3, Volume 18-A, on May 16 1.962, who hereinafter shall be named The Supplier; “TIENDAS MONTANA” or any variation or simulation thereof collectively; TIENDAS MONTANA has created and developed a plan, design, method and system for the commercialization of paints and related products that satisfy the market needs.

3)     WHEREAS TIENDAS MONTANA, C.A., has reserved the exclusive rights to franchise on behalf of TIENDAS MONTANA, or any of its variations; the parties have agreed to enter into the franchise agreement contained in the following clauses:

1.- THE FRANCHISE AND THE ESTABLISHMENT

First Clause: THE FRANCHISEE shall occupy a commercial office, distinguished with number           , located in                                                            , -                     State; hereinafter THE ESTABLISHMENT, where it shall operate its business under the commercial denomination of TIENDAS MONTANA, exploiting the franchise that is granted through this agreement.

Second Clause:   Subject to the terms and conditions herein set forth, THE FRANCHISER grants THE FRANCHISEE  the TIENDAS MONTANA franchise, and in consequence, the non-transferable right to use the name TIENDAS MONTANA.

The rights herein transferred imply the operation of THE ESTABLISHMENT to promote and advertise it under the name of TIENDAS MONTANA, provided it abides to the guidelines set or approved by THE FRANCHISER. The franchise is applied to the specific location of the abovementioned ESTABLISHMENT. This agreement does not limit the right of THE FRANCHISER to use or franchise the TIENDAS MONTANA system or to commit to franchise any other kind of business in any other location with that same name. The name of THE ESTABLISHMENT shall be TIENDAS MONTANA and THE FRANCHISEE  may not change it.

It is understood that this agreement is entered into “intuito personae” regarding THE FRANCHISEE, in virtue of which, THE FRANCHISEE may not execute with companies directly or indirectly related, or with any other legal entity or individual, any kind of contract with respect thereto, nor assign it and it is expressly forbidden the total or partial sublease of THE ESTABLISHMENT, considering it null if it has not previously obtained for each case, the authorization given in writing by THE FRANCHISER.

The failure to comply with this clause shall give THE FRANCHISER the right to:

1) Immediately terminate this agreement, 2) Demand the immediate eviction of THE ESTABLISHMENT, and 3) The payment by THE FRANCHISEE of an amount of three hundred thousand Dollars of the United States of America (US$ 300,000.oo) to be paid in that same currency, excluding any other, for damages and losses, without having to be proved by THE FRANCHISER.

Third Clause:   THE ESTABLISHMENT is constituted by the office where THE FRANCHISEE will commercially exploit the granted franchise. THE ESTABLISHMENT must remain inalterable during the existence of the agreement and any amendment, broadening, improvement or remodeling must be made with the prior authorization and consequent supervision of THE FRANCHISER.

All the furniture such as: shelves, counters, show windows, utilities office furniture of, computer system, devices burglar alarm, special equipment of access and exit, announcements and structures of promotion of the business, that have been acquired by it shall be property of THE FRANCHISEE.

Fourth Clause:   As consideration for the dispositions of the second clause of this agreement, THE FRANCHISEE shall pay THE FRANCHISER, within the first five (5) calendar days, an amount set by the aggregate of the following amounts:

a)     The amount of                                                                                  (Bs.                         ). This amount shall be adjusted each year according to the variations existing in the Consumer Price Index that is set by the Banco Central de Venezuela for the city of Caracas for the corresponding period. THE FRANCHISEE shall also be responsible for the payment of the basic services that are rendered in THE ESTABLISHMENT, such as: water, public cleaning service, condominium, electric energy and telephone expenses.

b)    An amount in bolívares equivalent to a percentage of the monthly purchases made by THE FRANCHISEE to The Supplier, during the month immediately prior (after deducting any applicable sales tax) to the month when such payment is made. Said percentage, which shall not exceed four percent (4%), shall be determined by THE FRANCHISER and shall be notified to THE FRANCHISEE in writing to the address of THE ESTABLISHMENT set forth on the First Clause of this agreement

Fifth Clause: THE FRANCHISER expressly declares and THE FRANCHISEE so recognizes, that there is no express or implied guaranty, nor any statement by THE FRANCHISER, its officers, advisers, employees, agents or affiliates regarding the income, profits, success or feasibility of the commercial adventure that THE FRANCHISEE is beginning

Sixth Clause: THE FRANCHISER must be previously informed with respect to any statutory change that THE FRANCHISEE suffers, if any amendment in its shares composition that compromises the making of decisions of any of the contracting parties, reserving THE FRANCHISER for itself the right to continue or not the contractual relation.

Seventh Clause: THE FRANCHISER declares that it shall make its best efforts to obtain the pacific, stable and documented occupation of the real property mentioned on the first clause of this contract. However, in case THE FRANCHISEE is obligated to the evict the real estate within the first three (3) years of existence of this agreement, it shall have a preferential right to install a new TIENDA MONTANA store, in a term not longer than ninety (90) days beginning the abovementioned eviction, in another real estate located in the area where both parties agree, provided it complies with the quality specifications and standards and design determined by TIENDAS MONTANA, and its operations begin within the abovementioned term.

2.- STANDARDS:

Eight Clause: The franchise system grants the right of use of the service trademark TIENDAS MONTANA, as well as similar trademarks that may be incorporated by THE FRANCHISER as part of the franchise system. THE FRANCHISER shall be entitled to make changes and improvements to the franchise system and everything relating thereto in order to make it more effective, efficient, economic and competitive, or to adapt it to the new conditions or technologies, or to increase the popularity of the name TIENDAS MONTANA. Upon the execution of this agreement, THE FRANCHISER, shall acquaint THE FRANCHISEE on the Operating Manual that regulates and contains the specifications of the TIENDAS MONTANA franchise system; this Operating Manual is of mandatory compliance for THE FRANCHISEE  since it is an integral part of this agreement.

THE FRANCHISEE  declares that THE FRANCHISER shall have full use and disposition over the works or inventions that may become profits for the business which are a result of the intellect of THE FRANCHISEE, assuming that THE FRANCHISER may use without restriction, for itself or for any other business given in franchise, the trademarks of the products, service trademarks or any other kind of ideas that contribute to the profitability thereof, without being obligated to pay an indemnification or amount of money to THE FRANCHISEE for intellectual property rights.

Ninth Clause: During the existence of this agreement THE FRANCHISEE shall operate THE ESTABLISHMENT keeping it in a clean and proper condition, and shall abide to the security standards under which TIENDAS MONTANA operates; it shall render an efficient, respectful and high quality service in strict compliance with the TIENDAS MONTANA franchise system. THE FRANCHISEE  shall open the stores to the public for eight (8) hours per day and according to the extensions of time and/or changes that the company decides: It shall comply with all the aspects of the manual or instructions of the franchise system of TIENDAS MONTANA, and shall comply with all the requirements of THE FRANCHISER regarding:

1)     Listings of price and discount referential margins of the products or services established by THE FRANCHISER that are offered in THE ESTABLISHMENT, in order to maintain the concept of the chain stores of TIENDAS MONTANA.

2)     The type or kinds of services and/or service products that may be sold, advertised and offered in the store.

3)     The showing of the symbols and logos approved for the store.

4)     The capacitating of the persons that shall be involved in the operation of the store.

5)     The procedure necessary for the service of the clients.

6)     Governmental requirements regarding the payment of all the national and municipal taxes such as the business tax (patente de industria y comercio) and tax over the commercial advertising (this latter one specified in the nineteenth clause of this agreement), as well as to maintain in force all the authorizations and governmental permits that are necessary for the operation of the store according to the TIENDAS MONTANA franchise system.

7)     The hiring of a civil liability against third parties insurance policy, with an ample and sufficient coverage, enough to cover any event occurring over the merchandise and commercial activity, including rental risks for material damages that THE ESTABLISHMENT may suffer (caused for incidents such as: fire, explosion, short circuits; etc.)

Tenth Clause: To verify the good conditions of THE ESTABLISHMENT, THE FRANCHISER shall be entitled, at least once a month, through any of its representatives, or auditors firms, to inspect the well functioning of the store, as well as to audit the invoicing system to corroborate the proper compliance of the obligations contained in this agreement.

3.- MAINTENANCE, RENOVATIONS AND RESTORATIONS:

Eleventh Clause: During the existence of this agreement, THE FRANCHISEE  shall keep at all times THE ESTABLISHMENT in good conditions, restoring it if it were necessary, including the replacement of the furniture, additions, supplies and equipment; these restorations shall be made in rational period or upon THE FRANCHISER’s request. THE FRANCHISEE  shall restore or replace all the symbols and logos that contain the commercial denomination of TIENDAS MONTANA. Every renovation or restoration shall comply with the standards and specifications of quality and design of TIENDAS MONTANA imposed by THE FRANCHISER.

4.- PURPOSE OF THE TIENDAS MONTANA FRANCHISE:

Twelfth Clause: Purpose of the TIENDAS MONTANA franchise:

a)     Reach the expansion and placing of the commercial denomination TIENDAS MONTANA, nationwide, with the least investment.

b)    Increase the sales of the products that are commercialized under the TIENDAS MONTANA commercial denomination in a short period, through a higher volume of sales with the consequent benefits for the franchisees.

c)     Allow the franchisees a stable development with a minimum investment in evidenced commercial success products and good quality.

5.- OBLIGATIONS OF THE FRANCHISER:

Thirteenth Clause: The following shall be the obligations of THE FRANCHISER

a)     Grant THE FRANCHISEE  the right of use of the commercial denomination   TIENDAS MONTANA.

b)    Ease the acquisition of the advertisement items for the display of the merchandise at the cost value, as well as the tools necessary for the well functioning of THE ESTABLISHMENT to THE FRANCHISEE.

c)     Give technical assistance and advise in all and each of the technical aspects that allow a proper and good functioning of the franchises.

d)    Carry on the necessary formalities to procure the greatest efficiency and time in the dispatches of the merchandise requested by THE FRANCHISEE, and shall make its best efforts to have a fluid communication between THE FRANCHISEE and The Supplier.

6.- BASIC CONDITIONS FOR THE INSTALLATION OF THE FRANCHISE:

Fourteenth Clause: THE FRANCHISEE declares that it has efficient resources for the performance of the franchise TIENDAS MONTANA, for which it states that it has the following for the beginning of the commercial activity:

a)     The necessary computer equipment for the control of the sales that allows the verification of the development of the same, as well as its respective control for the purposes of tax administration, besides of the communication equipment for the transmission of information required by the company, such as: Fax, modem or others. It is understood that in the case that THE FRANCHISER decides to include technological updates and improvements to the system, such as computer, communication, sales or other systems, in order to facilitate the management of the business as well as its operation and control, THE FRANCHISEE will be adjusted to the standards adopted by THE FRANCHISER, understanding that these improvements shall be set by this latter within reasonable parameters regarding cost which do not affect the profitability of the business and shall be paid by THE FRANCHISEE as part of the operation expenses of THE ESTABLISHMENT.

b)    External decoration of the premises, locale, respecting the colors specified by THE FRANCHISER.

c)     Internal decoration of the premises according to the design of the store.

d)    Security systems required by the authorities for the operation of the store.

Fifteenth Clause: THE FRANCHISER shall be able to include at any of the stores given as franchise, new product lines, which regarding its opinion, are accordant with the operation of the business TIENDAS MONTANA, and, by mutual consent with each franchisee, shall evaluate their selling feasibility at each store. It is understood that the products that THE FRANCHISEE wants to include to THE ESTABLISHMENT, shall be subjected, in written, to the consideration of THE FRANCHISER, and this latter, within a period no longer than seven (7) business days following to the petition of THE FRANCHISEE, shall approve or not the incorporation of the same within the concept of Tiendas Montana.

7.- DISTRIBUTION AND SALES OPERATION SYSTEMS:

Sixteenth Clause: THE FRANCHISER shall be able to audit the inventory at any moment, with or without previous notification, in order to verify the compliance of the exclusivity of the commercialization of products supplied or approved by THE FRANCHISER, care of the merchandise, rotation of the same and the rest of the guidelines set forth in this agreement.

Seventeenth Clause: THE FRANCHISEE is absolutely responsible for the store administration, for which it is understood that everything corresponding to working personnel, services, municipal duties, taxes and any other performance expenses, are of its absolute responsibility and shall be paid by it. THE FRANCHISER, in any case and under any concept, shall be jointly responsible for the obligations that should be complied by THE FRANCHISEE for the performance of its stores.

Eighteenth Clause: It is understood that the reliable employees, supervisors and workers of THE FRANCHISEE shall not be subordinate workers of THE FRANCHISER, neither of its managers, supervisors or employees; for which both parties acknowledge that there no working relation shall exist between THE FRANCHISER and the persons rendering services to THE FRANCHISEE, being this latter the sole employer of this personnel and therefore responsible for all the legal and/or contractual obligations provided in the labor legislation. Notwithstanding the above, if any of the persons rendering services to THE FRANCHISEE, initiates an administrative or judicial proceeding against THE FRANCHISER, THE FRANCHISEE shall immediately indemnify THE FRANCHISER for all the expenses and/or contributions of any type in which it have to incur, for the purposes of its defense.

8.- PUBLICITY:

Nineteenth Clause: THE FRANCHISEE shall operate continuously the business granted as a franchise, making its best effort to increase the profitability of the same, and shall be able, at its option, to publicize it with the name TIENDAS MONTANA, just as indicated or approved by the Marketing Department of THE FRANCHISER, through any way of publicity; however, no design, billboard or any way of publicity, shall be used to represent the store, unless the way, message, colors, number, place or size of the same, have been previously approved in written by THE FRANCHISER (through its Marketing Department). THE FRANCHISER or its authorized agents, may, at any moment, through a previous notification to THE FRANCHISEE and within a period no less than five (5) days, withdraw advertising billboards or media, from any place, which have not been approved by it, without being obliged to pay any penalty or amount of money for damages. Any merchandise item, equipment, stationary, supplies, furniture or utensils having the commercial denomination TIENDAS MONTANA, or any imitation of the same, shall be used, unless these have been previously approved in written by THE FRANCHISER, following the quality and design standards.

Pursuant to the provisions of the ninth clause, numeral 6 of this agreement, THE FRANCHISEE is obliged to pay the municipal tax regarding commercial publicity, as well as to carry out the corresponding proceedings to get the necessary permits for the installation of advertising billboards or walls metallic or luminous signs or any way of publicity requiring THE ESTABLISHMENT, that generates any tax.

It is agreed, that THE FRANCHISEE shall accept and carry out all the publicity and advertising guidelines and strategies developed by THE FRANCHISER, for the chain and the benefit of the same, and also accepts the obligation to submit to the prior authorization of THE FRANCHISER, any publicity segments and the items that involve the trademark TIENDAS MONTANA or the products commercialized in THE ESTABLISHMENT.

9.- PROPERTY RIGHT ON THE FRANCHISE TIENDAS MONTANA:

Twentieth Clause: THE FRANCHISEE agrees that the rights on the name TIENDAS MONTANA and the use of the same, shall be and remain as property of THE FRANCHISER, and THE FRANCHISEE, shall transfer to TIENDAS MONTANA any additional right that may be acquired, if it is the case, as consequence of the use of said name.

Any registration request to be carried out by THE FRANCHISEE in order to use the name TIENDAS MONTANA, required by the laws of any governmental entity, shall specify that the use of said name is limited to the specifications of this agreement. THE FRANCHISEE, also accepts to not interfere in any way whatsoever and under any circumstance, in the use or registration of the name TIENDAS MONTANA or any of the commercial names or registered trademarks TIENDAS MONTANA by THE FRANCHISER.

THE FRANCHISER has the exclusivity on the use of the commercial denomination TIENDAS MONTANA, for which it has the full right to grant it as a franchise to any other individual or legal entity it considers convenient, without THE FRANCHISEE being able to oppose in any way whatsoever. All the improvements, additions or inventions regarding the system, will result in the benefit of the same, and may be used by THE FRANCHISER.

THE FRANCHISER shall have absolute right and the responsibility be aware of the disputes with third parties in everything related to Industrial Property Right and Copyright of the franchise system TIENDAS MONTANA, and THE FRANCHISEE, at its own expense, shall grant its full collaboration to THE FRANCHISER if necessary.

THE FRANCHISER is the only person obliged to defend the right of use of the commercial denomination TIENDAS MONTANA, for which only it shall be able to determine the way to conciliate or solve any conflict arising from the cases of imitation or infringements in the use of its name. THE FRANCHISEE shall not initiate, in any case, proceedings against the imitators or infringers or any other trial or proceeding to demand and protect the TIENDAS MONTANA franchise system. Both parties shall make their best effort regarding the above, in order to keep, protect and promote the name TIENDAS MONTANA, its distinctive characteristics and the rest of the service trademarks, registered trademarks, logos and slogans, related to the franchise system TIENDAS MONTANA.

10.- CONFIDENTIALITY OF THE INFORMATION SUPPLIED:

Twentieth-first Clause: All the information supplied by THE FRANCHISER pursuant to this agreement shall be treated as confidential, and THE FRANCHISEE acknowledges that this is and shall always remain property of THE FRANCHISER. THE FRANCHISEE shall make its best efforts to ensure that the supplied information only be disclosed to those employees that due to their duties must have access to it. This information, including annotations or other documents containing it, shall be submitted to THE FRANCHISER at the place it specifies, once the agreement has terminated. While this information is not of public knowledge, the same shall not be disclosed to any person, business, company or association.

11.- RECORDS AND AUDITS:

Twentieth-second Clause: All the store’s incomes, including the net incomes, shall be permanently recorded in any way reasonably required by THE FRANCHISER. The report shall be in the fashion and detail as required by THE FRANCHISER, specifying prices, types of products, quantities, cash, credit or discount sales, among others.

12.- DURATION OF THE AGREEMENT:

Twentieth-third Clause: For all the purposes of this agreement, the starting date of this contracting shall be understood as the               day of the month of                         of                        , even when the authentication of the same be done in a previous or further date to that date. The duration of this agreement is three (3) years starting from the abovementioned date.

13.- CAUSES FOR EARLY TERMINATION:

Twentieth-fourth Clause: The following shall be causes granting the right to THE FRANCHISER to terminate this agreement:

1.               The breach in the payment of any of the concepts stated in the fourth clause of this agreement.

2.               The breach by THE FRANCHISEE on the obligation to condition, maintain, restore or improve the store according to the specifications and rules required by THE FRANCHISER.

3.               The suspension of the line of business of THE FRANCHISEE due to the delay, bankruptcy, preventive or executive measure that impede the continuance of the franchise.

All these breach causes shall grant THE FRANCHISER the right to terminate the agreement and demand the indemnification payment for damages generated, even for damages generated to the property on their commercial trademark.

4.               The commercialization by THE FRANCHISEE of products that compete with those manufactured by THE SUPPLIER. If there was a termination of this contract due to a cause set herein, THE FRANCHISEE shall pay THE FRANCHISER, the amount of three hundred thousand dollars of the United States of America (US$ 300,000.00), for indemnification of damages, without being necessary to prove said damages.

14.- EXTENSION OF THE FRANCHISE:

Twentieth-fifth Clause: If THE FRANCHISEE is willing to continue with the TIENDAS MONTANA franchise after the termination of this agreement, it shall submit a written request to THE FRANCHISER for the renewal of the same, with at least one (1) year prior to the expiration date of the agreement. THE FRANCHISER shall carry through the request, reviewing the performance background of THE FRANCHISEE, pursuant to the procedures and criteria (including the requirements corresponding to renewals, restorations and improvements of THE ESTABLISHMENT, credit and market feasibility), being applied by THE FRANCHISER at that moment, for the granting of new TIENDAS MONTANA franchises, and shall answer to THE FRANCHISEE within thirty (30) business days starting from the request.

15.- TERRITORIALITY:

Twentieth-sixth Clause: THE FRANCHISER shall review the requests submitted by potential franchisees regarding the installation of new franchises. If the new franchise should be placed within the locality of THE ESTABLISHMENT where THE FRANCHISEE operates, THE FRANCHISER shall grant THE FRANCHISEE the preferential right of installing a new store, at that locality. If interested in operating the new franchise, THE FRANCHISEE shall inform in written and within a period no longer than seven (7) days starting from the notification made to THE FRANCHISER, its will to operate it, and shall have a maximum period of sixty (60) days to begin its operation. If THE FRANCHISEE is not interested in operating this new store or does not begin its operation during the period indicated above, THE FRANCHISER shall be able to grant the franchise to whom it deems convenient.

16.- GUARANTEE:

Twentieth-seventh Clause: I,                     , Venezuelan, of legal age and bearer of the identity card number                     , hereby certify: that I am guarantor and principal payer of                     , C.A., mentioned above, for the compliance of all and each of the obligations that the latter assumes towards Tiendas Montana, C.A. and/or Corimon Pinturas, C.A., by virtue of the foregoing agreement.

17.- FINAL DISPOSITIONS:

Twentieth-eighth Clause: For the purposes of any notification, these shall be made in written and delivered to the following addresses: FRANCHISER: TIENDAS MONTANA, Calle Hans Neumann, Edificio Corimon, Los Cortijos de Lourdes, Caracas – Venezuela. FRANCHISEE: At the address of THE ESTABLISHMENT, mentioned in the first clause of this agreement.

Twentieth-ninth Clause: For the purposes of complying to the provisions of the Law of the Central Bank of Venezuela, it is expressly certified that the referential exchange rate used in this agreement for the amounts expressed in US dollars, is one thousand six hundred bolivares (Bs. 1,600.00) per each US dollar (US$ 1.00).

The parties choose as special domicile the city of Caracas, to the jurisdiction of which courts they declare to be subjected. Both parties also agree to alternately submit any arising controversy to arbitration procedure, whether through the regular procedure or through any procedure established in any special legislation in force or in any other that grants the legal stability and speediness in the solving of the conflict that is promoted or governed by the Public Administration Entities or Private Entities or Institutions of renown solvency and experience in this matter. Two copies of the same tenor are made for a sole purpose, in Caracas at the date of its authentication with the Notary Public.

THE FRANCHISER	THE FRANCHISEE